Exhibit 5.1

May 31, 2011

HSBC Finance Corporation

26525 North Riverwoods Boulevard

Mettawa, IL 60045

Re:          HSBC Finance Corporation — Registration Statement on Form S-4

Ladies and Gentlemen:

I am the Senior Vice President, Deputy General Counsel — Corporate of HSBC Finance Corporation, a Delaware corporation (“HSBC Finance”).  In that capacity, I have acted as counsel to HSBC Finance in connection with HSBC Finance’s offer to exchange (the “Exchange Offer”) its newly-issued 6.676% Senior Subordinated Notes due 2021 (the “New Notes”) for any and all of its outstanding 6.676% Senior Subordinated Notes due 2021 (the “Old Notes”) pursuant to a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), filed with the Securities and Exchange Commission (the “Commission”) on the date hereof. The Senior Subordinated Notes will be issued pursuant to the Indenture for Senior Subordinated Debt Securities, dated as of December 17, 2008, between HSBC Finance and The Bank of New York Mellon Trust Company, N.A., as Trustee, as supplemented by the First Supplemental Indenture, dated as of December 3, 2010 (as so supplemented, the “Indenture”).

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary or advisable for the purpose of rendering this opinion.

Upon the basis of the foregoing, I am of the opinion that the New Notes, assuming due execution, authentication and delivery, when issued and exchanged for the Old Notes in accordance with the Indenture and the Exchange Offer, will constitute valid and binding obligations of HSBC Finance, enforceable in accordance with their terms, except as enforcement of the provisions thereof may be limited by bankruptcy, insolvency, reorganization or other laws relating to or affecting the enforcement of creditors’ rights or by general principles of equity.

I hereby consent to the reference to my name under the caption “Legal Matters” in the Prospectus that is a part of the Registration Statement.  In giving this consent, I do not admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Mick Forde

Mick Forde
Senior Vice President, Deputy General Counsel — Corporate